As filed with the Securities and Exchange Commission on May 21, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Aebi Schmidt Holding AG
(Exact name of registrant as specified in its charter)
Switzerland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Schulstrasse 4
Frauenfeld, Switzerland CH-8500
 (Address of principal executive offices, including zip code)

Aebi Schmidt Equity Incentive Plan
(Full title of the plan)

Barend Fruithof
Group Chief Executive Officer
Schulstrasse 4
Frauenfeld, Switzerland CH-8500
+41 44-308-5800
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☑	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Aebi Schmidt Holding AG (the “Registrant”) is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).  The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 (Commission File No. 001-42663), filed March 19, 2026;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (Commission File No. 001-42663), filed May 14, 2026;

(c)	The Registrant’s Current Reports on Form 8-K (Commission File No. 001-42663), filed February 24, 2026 (only Item 5.02), April 10, 2026 and May 21, 2026; and

(d)
The description of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 21, 2025, as amended by the description of the Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 (Commission File No. 001-42663), filed March 19, 2026, and as amended by any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement on Form S-8 (the “Registration Statement”), and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the applicable laws of Switzerland, the liability of members of the board of directors of the Registrant (the “Board”) or executive management cannot be limited in the articles of association.  However, the general meeting of shareholders may discharge (release) the members of the Board or executive management from liability for their conduct to the extent the respective facts are known to shareholders.  Such discharge is effective only with respect to claims of the company and of those shareholders who approved the discharge or who have since acquired their shares in full knowledge of the discharge.  The right of the remaining shareholders to claim damages on behalf of the company expires twelve months after such resolution has been passed.

It is generally permissible under Swiss law to agree in a fiduciary agreement to hold a board member harmless for any liabilities that the board member is confronted with during his or her term of office, save for gross negligence, willful intent, contradictory action with regard to legitimate instructions, or in respect of the violation of certain corporate law duties.  Swiss law permits the company or each board member or officer individually to purchase and maintain insurance for directors and officers.  The coverage of such insurance depends on the individual insurance policy.

The Registrant’s Amended Articles of Association provide that the Board may, to the extent permitted by law, indemnify members of the Board or executive management for any damages suffered through administrative or judicial proceedings, or settlements, in connection with their services for the Registrant, or provide advances on such amounts, or purchase insurance.  Such indemnification, advances, and insurance shall not be considered compensation.  In addition, the Registrant’s organizational regulations provide that the Registrant will, to the extent permitted by law, indemnify current or former members of the Board and executive management for any damage suffered by them as a result of any threatened, pending or completed actions, claims or proceedings, or settlements thereof, in connection with their services as members of the executive bodies for the Registrant or any of the Registrant’s subsidiaries, and to provide advances on such amounts (including advances on expenses reasonably incurred).

The Registrant intends to enter into customary indemnification agreements, either separately or through the applicable employment or other engagement agreements, with each of its directors and each member of the executive management.

Swiss law permits a company and each board member or officer individually to purchase and maintain insurance for directors and officers.  The Registrant currently has, and anticipates maintaining, customary directors’ and officers’ insurance for its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1
Amended Articles of Association (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-42663) filed with the Commission on May 21, 2026)

4.2
Organizational Regulations of the Registrant, effective as of July 1, 2025 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-42663) filed with the Commission on July 1, 2025)

4.3
Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 (Commission File No. 001-42663), filed March 19, 2026)

4.4
Aebi Schmidt Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-42663) filed with the Commission on May 21, 2026)

5.1	Opinion of Bär & Karrer (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers AG) (filed herewith)

23.2	Consent of Bär & Karrer AG (included in Exhibit 5.1) (filed herewith)

24.1	Powers of Attorney (included on signature page of this Registration Statement)

107	Calculation of Filing Fee Tables (filed herewith)

Item 9.	Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland, on this 21st day of May, 2026.

AEBI SCHMIDT HOLDING AG

By:	/s/ Barend Fruithof
Name: Barend Fruithof
Title: Group Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Barend Fruithof, Thomas Schenkirsch and Marco Portmann, or any of them, each acting alone, as the true and lawful attorney-in-fact or agent, or attorneys-in-fact or agents, for each of the undersigned, with full power of substitution and resubstitution, and in the name, place and stead of each of the undersigned, to execute and file any and all amendments, including post-effective amendments, supplements and exhibits to the Registration Statement and any and all applications or other documents to be filed with the Commission or any state securities commission or other regulatory authority or exchange with respect to the securities covered by the Registration Statement, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary, appropriate or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: May 21, 2026	/s/ Barend Fruithof
Barend Fruithof
Group Chief Executive Officer (principal executive officer) and Chairman of the Board

Date: May 21, 2026	/s/ Marco Portmann
Marco Portmann
Group Chief Financial Officer (principal financial officer)

Date: May 21, 2026	/s/ Joel Meury
Joel Meury
Head Group Accounting (principal accounting officer)

Date: May 21, 2026	/s/ Steffen Schewerda
Steffen Schewerda
Authorized Representative in the United States

Date: May 21, 2026	/s/ Andreas Rickenbacher
Andreas Rickenbacher
Director

Date: May 21, 2026	/s/ Angela Freeman
Angela Freeman
Director

Date: May 21, 2026	/s/ Daniela Spuhler
Daniela Spuhler
Director

Date: May 21, 2026	/s/ Martin Ritter
Martin Ritter
Director

Date: May 21, 2026	/s/ Michael Dinkins
Michael Dinkins
Director

Date: May 21, 2026	/s/ Patrick Schaub
Patrick Schaub
Director

Date: May 21, 2026	/s/ Terri A. Pizzuto
Terri A. Pizzuto
Director